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                                                                 Exhibit 10.50


                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


      THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as from time to time amended in accordance with the provisions hereof, this "AGREEMENT"), is entered into this 16th day of October, 2001 by and between FRANCIS D. JOHN, residing at 6731 Paxon Road, Solebury, Pennsylvania 18963 (the "EXECUTIVE"), and KEY ENERGY SERVICES, INC., a Maryland corporation with its principal executive offices at 400 South River Road, New Hope, Pennsylvania 18938 (the "COMPANY").

                                    RECITALS

      A. The Company and the Executive previously entered into the Amended and Restated Employment Agreement dated as of July 1, 1999, as now in effect (the "1999 EMPLOYMENT AGREEMENT"), pursuant to which the Executive serves as Chairman of the Board, President and Chief Executive Officer of the Company.

      B. In recognition of the fact that the members of the Compensation Committee (the "COMPENSATION COMMITTEE") of the Board of Directors of the Company (the "BOARD") are of the view that obtaining a commitment from the Executive to continue to serve in his capacities as Chairman of the Board, President and Chief Executive Officer of the Company until June 30, 2006 is essential to the continued growth and success of the Company and is in the best interests of the Company and its shareholders, the Company desires to amend and restate the 1999 Employment Agreement and continue to retain the services of the Executive as Chairman of the Board, President and Chief Executive Officer of the Company pursuant to the terms and conditions hereinafter set forth effective as of July 1, 2001 (the "COMMENCEMENT DATE").

      C. The Executive is willing to amend and restate the 1999 Employment Agreement and to continue to serve in such capacities pursuant to the terms and conditions hereinafter set forth effective as of the Commencement Date.


                                    AGREEMENT

      NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.    EMPLOYMENT; TERM.

(a) Effective as of the Commencement Date, the 1999 Employment Agreement shall be terminated and shall be of no further force or effect except for the Company's obligations (i) to make any payments to the Executive under Section 2 thereof for services rendered and expenses incurred prior to the Commencement Date, (ii) to make any payments to the Executive under benefit plans for expenses incurred prior to the Commencement Date and (iii) pertaining to any options previously granted to the Executive; PROVIDED, HOWEVER, that the deletion of Section



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6(d) of the 1999 Employment Agreement shall be effective as of January 1, 2001.
The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, as the Company's Chairman of the Board, President and Chief Executive Officer, such employment to commence as of the Commencement Date, and to continue until the close of business on June 30, 2006, subject to extension as provided in this Section 1(a), unless sooner terminated in accordance with Section 5(b) hereof (the "INITIAL EMPLOYMENT PERIOD"). On each June 30, commencing with June 30, 2006, the term of the Executive's employment hereunder shall be automatically extended for an additional twelve
(12) months unless either (x) the Company shall have given written notice to the Executive that such automatic extension shall not occur (a "COMPANY NONRENEWAL NOTICE"), which notice shall have been given no later than the March 15 immediately preceding the relevant June 30 or (y) the Executive shall have given written notice to the Company that such automatic extension shall not occur (an "EXECUTIVE NONRENEWAL NOTICE"), which notice shall have been given no later than the April 1 immediately preceding the relevant June 30. The Initial Employment Period, together with any such extensions, until terminated in accordance with the terms hereof, is referred to herein as the "EMPLOYMENT PERIOD."

(b) The Executive currently serves as a director on the Board, and as a director, the President or a Vice President of each material domestic Subsidiary (as defined in Section 16 hereof), and the Executive hereby agrees to continue in such positions.

(c) The Executive shall have the responsibilities, duties and authority commensurate with his positions as the Chairman of the Board, President and Chief Executive Officer of the Company, including, without limitation, the general supervision and control over, and responsibility for, the general management and operation of the Company and its Subsidiaries, subject, however, to the supervision of the Board insofar as such supervision is required by the Maryland General Corporation Law, and the Company's Articles of Incorporation and By-Laws. Such responsibilities, duties and authority shall not be expanded or contracted without the express consent of the Executive. The Executive will report only to the Board.

(d) The Executive will devote his full time and his reasonable best efforts to the business and affairs of the Company and its Subsidiaries; PROVIDED, HOWEVER, that nothing contained in this Section 1 shall be deemed to prevent or limit the Executive's right to: (i) make investments in the securities of any publicly-owned corporation; or (ii) make any other investments with respect to which he is not obligated or required to, and to which he does not in fact, devote substantial managerial efforts which materially interfere with his fulfillment of his duties hereunder; or (iii) to continue to serve on boards of directors on which he currently serves and to serve in such other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(e) The Executive may perform his duties at the Company's principal executive offices or at such other locations as the Executive may from time to time in his sole discretion determine. The location of the Company's principal executive offices may be transferred by the Executive or, with the Executive's consent, by the Board, in which event the Company will pay moving, temporary living and other reasonable expenses in connection with the Executive's relocation from his present primary residence to a location in proximity to the Company's principal offices. The Company will pay travel, living and all other reasonable expenses incurred by the Executive in connection with his travel to and from, and the performance of services by him at, the Company's principal executive offices.

2.    SALARY; BONUSES; EXPENSES.

(a) During the Employment Period, the Company will pay a salary to the Executive, payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than biweekly, at the following annual rates (the "BASE SALARY"): (i) at all times on or prior to December 31, 2002, Five Hundred Ninety-Five Thousand Dollars ($595,000) per year, and (ii) at all times on or after January 1, 2003, Six Hundred Ninety-Five Thousand Dollars ($695,000) per year. The Company will review the Base Salary on a yearly basis promptly following the end of each Fiscal Year of the Company (a "FISCAL YEAR" of the Company being the twelve-month period beginning each July
1) to determine if an increase is advisable, and the Base Salary may be increased but not decreased at the discretion of the Board or the Compensation Committee, taking into account, among other factors, the Executive's performance and the performance of the Company.

(b) For each six-month or other applicable period commencing on July 1, 2001 and thereafter, the Executive shall be eligible to participate in the Company's Performance Compensation Plan (the "PERFORMANCE COMPENSATION PLAN") for the Company's executives providing for the payment of cash bonuses, which plan will provide for the payment of bonuses based upon the achievement of goals set forth in the Company's strategic plan as developed by the Compensation Committee after consultation with the Executive, payable within ninety (90) days after the end of such period. The performance goals for the Performance Compensation Plan will be based on objective criteria specified in good faith in advance by the Compensation Committee after consultation with the Executive, and, if such criteria are achieved, the minimum annual bonus to which the Executive shall be entitled pursuant to this Section 2(b) shall be equal to 100% of the Base Salary (for example, if the bonus is earned with respect to a six-month period, the bonus will be 50% of the Base Salary). Each bonus determined in accordance with this Section 2(b) is referred to herein as a "SPECIFIED BONUS."

(c) The Executive shall also receive such bonuses other than pursuant to the Performance Compensation Plan in such amounts and at such times as the Compensation Committee in its discretion determines are appropriate to recognize extraordinary performance by the Executive or the Company or extraordinary actions by the Company, which shall include, without limitation: (i) the acquisition of the stock or assets, or the merger or consolidation with or into, another company or other entity; (ii) the acquisition or sale of a division or divisions of the Company; (iii) the acquisition or sale of a Subsidiary or Subsidiaries, or the acquisition or sale of the Company; (iv) financings or refinancings, debt or equity, relating to the Company or any of its Subsidiaries; (v) restructurings, recapitalizations, reorganizations or other similar events relating to the Company or any of its Subsidiaries; or (vi) any other event relating to the Company or any of its Subsidiaries that is outside of the ordinary course of business and material to the Company or any of its Subsidiaries. Any bonus paid to the Executive pursuant to this Section 2(c) is referred to herein as a "SPECIAL BONUS".


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(d)   SUBSTITUTION OF RETENTION INCENTIVE BONUS FOR LOANS.

      (i) Pursuant to an Agreement dated as of August 2, 1999 (the "LOAN Agreement") between the Executive and the Company: (A) the Executive and the Company acknowledged that the Executive was indebted to the Company in the aggregate principal amount of Five Million Dollars ($5,000,000.00); (B) such indebtedness, including all accrued and unpaid interests thereon, was to have been forgiven with respect to 20% of the principal amount thereof, and all accrued and unpaid interest thereon, on July 1, 2000 and on each July 1 thereafter, to and including July 1, 2004; and (C) the Executive was to be "grossed up" by the Company so that the Company would pay all taxes incurred by the Executive by virtue of such forgiveness.

      (ii) The Loan Agreement was subsequently amended: (A) as of December 1, 1999 to provide that such forgiveness would occur only if the price of the Company's stock reached a level which was approximately 2.4 times the price on the date of such amendment, which condition was subsequently satisfied; (B) as of June 16, 2000, in contemplation of the Executive entering into an employment arrangement different from that contained in this Agreement, to change the dates and rate of forgiveness; and (C) as of May 14, 2001 to further change the dates of forgiveness and to include the loan referred to in Section 2(d)(iii) hereof in the indebtedness to be forgiven under the Loan Agreement.

      (iii) In recognition of the Executive's past services to the Company in respect of the successful integration of the business and operations of Dawson Production Services, Inc. ("DAWSON") with the business and operations of the Company, the significant reduction in the Company's long-term debt and leverage since the Dawson acquisition and the Company's successful public equity and debt offerings, on May 14, 2001 the Company loaned to the Executive an additional $1,500,000 subject to the terms and conditions, including the dates and rate of forgiveness, set forth in the Loan Agreement, as amended.

      (iv) In order to stop interest accruing on the loans which later will be forgiven, the Company has requested, and the Executive has agreed, to have such extinguishment and gross-up to occur on such date on or prior to December 31, 2001 as the Company may specify by not less than five business days' prior notice to the Executive (the "RETENTION INCENTIVE BONUS PAYMENT DATE"), subject to the provisions of Section 2(d)(vi) hereof; PROVIDED, HOWEVER, that if the Company fails to give such notice, the Retention Incentive Bonus Payment Date shall be December 31, 2001.

      (v) On the Retention Incentive Bonus Payment Date, the Company shall pay to the Executive an extraordinary bonus (the "RETENTION INCENTIVE BONUS") in an amount equal to the aggregate principal amount of, and all accrued and unpaid interest on, all indebtedness of the Executive to the Company under the Loan Agreement PLUS the aggregate amount payable by the Company as "gross up" payments pursuant to the Loan Agreement in respect of all payments pursuant to this Section 2(d)(v) as if such payments were forgiveness of indebtedness and payments entitled to such "gross up" payments. The Executive and the Company shall agree on the amount of the Retention Incentive

Bonus not less than one business day prior to the Retention Incentive Bonus Payment Date. The Executive will be entitled to retain the Retention Incentive Bonus subject to the provisions of Section 2(d)(vi) hereof. The Retention Incentive Bonus shall be paid to the Executive subject to the following withholdings: first, the Company shall withhold such amount of the Retention Incentive Bonus as may be necessary to satisfy tax withholding requirements with respect thereto; and second, the Company shall withhold and apply such amount of the remainder of the Retention Incentive Bonus as may be necessary for the payment in full of all indebtedness of the Executive of the Company under the Loan Agreement, including all accrued and unpaid interest thereon. In connection with the satisfaction of such indebtedness, the Company shall deliver to the Executive all notes evidencing such indebtedness marked "Paid in Full" and shall release and discharge of record the mortgages securing such indebtedness. The Company and the Executive acknowledge that the application of the Retention Incentive Bonus to amounts payable under the Loan Agreement pursuant to this
Section 2(d)(v) shall constitute payment in full of all indebtedness subject thereto.

      (vi) In the event that, prior to June 30, 2011, the Executive's employment is terminated pursuant to Section 5(b)(i), Section 5(b)(ix) or Section 5(b)(x) hereof (it being understood that an Executive Nonrenewal Notice that is intended to be effective on or after June 30, 2011 is not such a termination), then the Executive shall, on or before the date which is sixty (60) days after the effective date of such termination, pay to the Company an amount equal to the percentage of the Retention Incentive Bonus specified in the table below with respect to such effective date:

                                                     PERCENTAGE OF
                 EFFECTIVE DATE                RETENTION INCENTIVE BONUS
                 OF TERMINATION              TO BE RETURNED TO THE COMPANY
            ---------------------------      -----------------------------

            Prior to June 30, 2002                         100%

            On and after June 30, 2002                      90%
            and prior to June 30, 2003

            On and after June 30, 2003                      80%
            and prior to June 30, 2004

            On and after June 30, 2004                      70%
            and prior to June 30, 2005

            On and after June 30, 2005                      60%
            and prior to June 30, 2006

            On and after June 30, 2006                      50%
            and prior to June 30, 2007

            On and after June 30, 2007                      40%
            and prior to June 30, 2008

            On and after June 30, 2008                      30%
            and prior to June 30, 2009

            On and after June 30, 2009                      20%
            and prior to June 30, 2010

            On and after June 30, 2010                      10%
            and prior to June 30, 2011

            On and after June 30, 2011                       0%


      (e) The Executive is authorized to incur and shall be reimbursed by the Company for all reasonable expenses, including, but not limited to travel, lodging, meal and other expenses, in each case as determined by him in his sole discretion, incurred by him in carrying out his duties hereunder. All commercial air travel by the Executive may be in first class. In addition, it is the Company's desire for security and other safety related issues that the Executive, in his sole discretion, have the authority to lease or otherwise contract for the services of a private aircraft for business related or for personal travel, the cost of which shall be paid or reimbursed by the Company; PROVIDED, HOWEVER, that, in the event that such private aircraft is used solely for personal travel, the Executive shall reimburse the Company for such travel in the amount of a first class ticket for air travel to the applicable destination for each person engaging in such personal travel with the Executive.

3.    STOCK OPTIONS.

      (a) The Company acknowledges that the Executive has previously been awarded stock options that are either fully vested or not fully vested, as the case may be, and the Company reaffirms herein its contractual commitments in the agreements awarding such options. Except as otherwise modified by the terms of this Agreement, the terms of the stock option agreements pertaining to such outstanding stock options shall continue to apply and be construed so as not to change or modify any rights of the Executive set forth therein.

      (b) For each Fiscal Year beginning on or after July 1, 2001, the Executive shall be eligible to participate in stock option grants made to the Company's executives. The amount and terms of such grants will be specified in good faith by the Compensation Committee after consultation with the Executive. The options granted to the Executive during each Fiscal Year are referred to herein as the "ANNUAL STOCK OPTION GRANT."


      (c) The Company agrees, so long as the Company shall be subject to the reporting requirements of Section 13 or 15(d) (or any successor provision) of the 1934 Act, it shall use its reasonable best efforts to cause to become effective a registration statement on Form S-3 or S-8 (or a successor form), and to maintain the effectiveness of such registration statement, such that any issuance of stock by the Company to the Executive (or his permitted assignee) upon the


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

exercise of any such options shall be registered under the Securities Act of 1933, as amended (or any successor provision).

4. BENEFIT PLANS; VACATIONS. In connection with the Executive's employment hereunder, he shall be entitled during the Employment Period (and thereafter to the extent provided in Section 5(g) hereof) to the following additional benefits:

      (a) At the Company's expense, the Executive shall be entitled to such fringe benefits, including, without limitation, group medical and dental, life, executive life, accident and disability insurance and retirement plans and supplemental and excess retirement benefits, as the Company may provide from time to time for its senior management, but, in any case, at least the benefits described on Schedule A hereto.

      (b) The Executive shall be entitled to no less than the number of vacation days in each Fiscal Year determined in accordance with the Company's vacation policy as in effect from time to time, but in any event no less than thirty (30) business days in any Fiscal Year (prorated in any Fiscal Year during which he is employed hereunder for less than the entire Fiscal Year in accordance with the number of days in such Fiscal Year in which he is so employed), PROVIDED that, beginning with the Fiscal Year beginning July 1, 2002, such 30 business day period shall be increased by a number of days equal to the excess, if any, of 30 business days over the number of business days taken by the Executive as vacation during the immediately preceding Fiscal Year. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.

      (c) The Company acknowledges that a substantial amount of the business travel undertaken by the Executive is done by means of his driving himself or being driven in an automobile. The Company shall lease one automobile for the Executive substantially similar to the automobile currently leased for the Executive and shall pay all expenses, including but not limited to insurance, repair and maintenance, incurred by the Executive in connection with the use of the automobile during the Employment Period as well as a driver trained in security techniques if needed for his use. In addition, the Executive shall have the authority, in his sole discretion, to contract for the services of a car and driver for security and safety reasons to be at his disposal 24 hours a day, 7 days a week, the cost of which shall be paid or reimbursed by the Company.

      (d) The Company will pay the reasonable fees for personal (i) financial advisory, counseling, accounting and related services; (ii) legal advisory or attorneys' fees and related expenses; and (iii) income tax return preparation and tax audit services as reasonably requested by the Executive, provided by certified public accountants and tax attorneys acceptable to him.

      (e) The Company shall pay or reimburse the reasonable expenses for the Executive to be able to perform his duties hereunder from his home or any other location from time to time chosen by the Executive. It is also the Company's desire that the Executive be entitled to establish Company paid offices for his use at or near locations in which he may be staying for periods in excess of twenty-four (24) hours and that the Executive shall be entitled (i) to incur (at the Company's expense) all expenses deemed reasonably necessary by him in his sole discretion to establish and maintain Company offices at such locations for such periods and (ii) to employ



                                                                             -7-
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at the Company's expense such number of administrative assistants at appropriate compensation levels as are considered necessary by him. In addition, the Company will provide the Executive with a security system or security coverage at the job location, at his residence or otherwise, if reasonably requested by the Executive.

      (f) Nothing herein contained shall preclude the Executive, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans which the Company may from time to time in its sole and absolute discretion make available generally to its personnel, or for personnel similarly situated, but the Company shall not be required to establish or maintain any such program or plan except as may be otherwise expressly provided herein.

      (g) The Company shall pay all membership costs, including, without limitation, all initiation and membership fees and expenses and all annual or other periodic fees, dues and costs (including any bond requirement), for the Executive to become and remain a member of any one private country club, golf club, tennis club, dining club or similar club or association and any one health club, spa or similar club or association, in each case as the Executive determines in his sole discretion is desirable for the maintenance of his well-being or position in the business or local community.


      (h) The Executive shall be entitled to participate in all other Company benefit plans, as well as any supplemental benefit or perquisite plans, as the Company may provide from time to time for its senior executives, on a basis commensurate with his position.

      (i) The Executive shall, after taking into account any taxes on reimbursements or other benefits, be kept whole with respect to each reimbursement or other benefit referred to in this Section 4 (other than those referred to in Sections 4(b) hereof). Accordingly, to the extent the Executive is taxed on any such reimbursements or benefits, the Company shall pay the Executive, in connection therewith, an amount which, after all taxes incurred by the Executive on payments pursuant to this Section 4(i), shall equal the amount of the taxes on the reimbursement or benefit being provided.

5.    TERMINATION, CHANGE IN CONTROL AND REASSIGNMENT OF DUTIES.

      (a)  CERTAIN DEFINITIONS. As used herein:

            (i) The term "CAUSE" shall mean any of the of the following:

            (A) the willful and continued (after a reasonable period following such demand) failure by the Executive to substantially perform his duties hereunder (other than (I) any such willful or continued failure resulting from his incapacity due to physical or mental illness or physical injury or (II) any such actual or anticipated failure after the issuance of a notice of termination by the Executive pursuant to Section 5(b)(vi), (vii) or (viii)), after written demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties;



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

            (B) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

            (C) the conviction of the Executive of a felony by a court of competent jurisdiction in a judgment which has become final and nonappealable if such conviction would render it impossible for the Executive to perform his obligations hereunder or if the reputation of the Company would be materially damaged by the continuance of the Executive's employment hereunder.

      For purposes of this definition, no act, or failure to act, on the part of the Executive shall be considered "willful" unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company.

            (ii) The term "CHANGE IN CONTROL" shall have the same meaning as set forth in Section 6.7 of the Company's 1997 Incentive Plan.

            (iii) The term "EXECUTIVE'S DEATH" shall mean the death of the Executive.

            (iv) The term "EXECUTIVE'S DISABILITY" shall mean the Executive's becoming totally and permanently disabled during the Employment Period so that he is unable to perform his obligations hereunder by reasons involving physical or mental illness or physical injury (A) for a period of ninety (90) consecutive days, or (B) for an aggregate of one hundred fifty (150) days during any period of twelve (12) consecutive months.

            (v) The term "FINAL AVERAGE COMPENSATION" means the sum of

            (A) the greater of (x) $595,000 or (y) the average of the Base
                Salary as in effect during the three Fiscal Years preceding the date of termination and commencing no earlier than July 1, 2001 (or, if shorter, the number of Fiscal Years from July 1, 2001 to the date of termination) plus

            (B) the greater of (x) $595,000 or (y) the average of the Specified
                Bonuses awarded to the Executive pursuant to Section 2(b) hereof during the three Fiscal Years preceding the date of termination and commencing no earlier than July 1, 2001 (or, if shorter, the number of Fiscal Years from July 1, 2001 to the date of termination) plus

            (C) the greater of (x) $250,000 or (y) the average of all Special
                Bonuses awarded to the Executive pursuant to Section 2(c) of this Agreement during the three Fiscal Years preceding the date of termination and commencing no earlier than July 1, 2001 (or, if shorter, the number of Fiscal Years from July 1, 2001 to the date of termination);

      PROVIDED, HOWEVER, that in no event shall either the Retention Incentive Bonus be included in the computation of Final Average Compensation.

            (vi) The term "GOOD REASON" shall mean any of the following:

            (A) failure by the Board to nominate the Executive for election to the Board at any time such nominations are made, or failure of the stockholders of the Company to elect the Executive to the Board, or failure of the Board to elect the Executive as Chairman of the Board, President and Chief Executive Officer of the Company, or failure by the Board of Directors or stockholders of any Subsidiary to elect the Executive to such Board of Directors or other executive office as may be requested by the Executive from time to time, or removal of the Executive from the Board, the Board of Directors of a Subsidiary or any such office of the Company or of a Subsidiary, PROVIDED that such failure or removal is not in connection with a termination of the Executive's employment hereunder for Cause in accordance with Section 5(b)(i), and PROVIDED FURTHER that any notice of termination hereunder shall be given by the Executive within ninety (90) days of such failure or removal;

            (B) material change by the Company in the Executive's authority, functions, duties or responsibilities as Chairman of the Board, President and Chief Executive Officer of the Company (including, without limitation, material changes in the control or structure of the Company) which would cause his position with the Company to become of less responsibility, importance, scope or dignity than his position as of the Commencement Date, PROVIDED that (I) such material change is not in connection with a termination of Executive's employment hereunder for Cause in accordance with
                Section 5(b)(i), (II) such material change is not made in accordance with Section 5(c)(ii) following a termination of Executive's employment pursuant to Section 5(b)(iv) or (x),
                (III) such material change is not made in accordance with
                Section 5(b)(ii) pertaining to disability, including without limitation the time period restrictions applicable thereunder, and (IV) any notice of termination hereunder shall be given by the Executive within ninety (90) days of when the Executive becomes aware of such change;

            (C) failure by the Company to comply with any provision of Section
                1, 2, 3, 4, 5(h) or 8 of this Agreement, which has not been cured within fifteen (15) days after notice of such noncompliance has been given by the Executive to the Company, PROVIDED that no such opportunity for cure need be given if there has been a previous failure described in this clause (C) in the twelve months immediately preceding such failure, and PROVIDED, FURTHER, that any notice of termination hereunder shall be given by the Executive within ninety (90) days after the end of such fifteen (15) day period or such failure (as applicable);

            (D) failure by the Company to obtain an assumption of this Agreement by a successor in accordance with Section 14 hereof unless payment or provision for continuation of benefits under this Agreement have been made in a manner permitted by this Section 5; or

            (E) any purported termination by the Company of the Executive's employment which is not effected in accordance with the terms of this Agreement, including without limitation pursuant to a notice of termination not satisfying the requirements set forth herein (and for purposes of this Agreement no such purported termination by the Company shall be effective), which has not been cured within ten (10) days after notice of such nonconformance has been given by the Executive to the Company, PROVIDED that no such opportunity for cure need be given if there has been a previous purported termination described in this clause (E) in the twelve months immediately preceding such purported termination, and PROVIDED, FURTHER any notice of termination hereunder shall be given by the Executive within thirty (30) days of receipt of notice of such purported termination.

      (b) TERMINATION OF EXECUTIVE'S EMPLOYMENT. The Executive's employment under this Agreement may be terminated as follows and in no other way:

            (i) The Company may terminate the Executive's employment under this Agreement at any time for Cause; PROVIDED, HOWEVER, that the Executive's employment shall not be deemed to have been terminated for Cause pursuant to this Section 5(b)(i) unless (x) notice shall have been given to him setting forth in reasonable detail the reasons for the Company's intention to terminate for Cause; (y) an opportunity shall have been provided for the Executive, together with his counsel, to be heard before the Board; and (z) delivery shall have been made to the Executive of a notice of termination from the Board finding that in the good faith opinion of a majority of the Board (excluding the Executive) he was guilty of conduct constituting "Cause" and specifying the particulars thereof in detail.

            (ii) The Company may terminate the Executive's employment under this Agreement at any time for the Executive's Disability; PROVIDED, HOWEVER, that Board must give notice of such termination within sixty (60) days after the expiration of applicable period for determining the Executive's Disability, said termination to be effective ten (10) days after written notice to the Executive. During any period that the Executive's Disability has not yet been determined and the Executive is totally disabled such that he is unable to perform his obligations hereunder by reason involving physical or mental illness or physical injury, as determined by a physician chosen by the Company and reasonably acceptable to the Executive (or his legal representative), the Company may reassign the Executive's duties hereunder to another person or other persons, PROVIDED that if the Executive shall again be able to perform his obligations hereunder, all such duties shall again be the Executive's duties. The cost of any examination by such physician shall be borne by the Company. Any such reassignment shall not be a termination of employment and in no event shall such reassignment reduce the Company's obligations to make salary, bonus and other payments to the Executive and to provide other benefits to him under this Agreement during his employment.

            (iii) The Company may terminate the Executive's employment under this Agreement by giving a Company Nonrenewal Notice in accordance with
      Section 1(a) hereof.

            (iv) The Company may terminate the Executive's employment under this Agreement at any time other than pursuant to Sections 5(b)(i), (ii) or
      (iii) hereof; PROVIDED, HOWEVER, that if the Company desires to terminate the Executive's employment pursuant to this Section 5(b)(iv) (a "COMPANY VOLUNTARY TERMINATION"), it shall give the Executive not less than ninety
      (90) days' prior written notice of such termination.

            (v) The Executive's employment under this Agreement shall be automatically terminated upon the Executive's Death.

            (vi) The Executive may terminate his employment under this Agreement at any time for Good Reason effective upon his giving notice to the Company of such termination setting forth in reasonable detail the reasons for the Executive's intention to terminate for Good Reason.

            (vii) The Executive may terminate his employment under this Agreement at any time following but prior to the date which is one year after the occurrence of a Change in Control, effective upon his giving notice to the Company of such termination.

            (viii) The Executive may terminate his employment under this Agreement at any time, effective upon his giving notice to the Company of such termination, if it becomes probable that Executive Disability will occur, PROVIDED that he has obtained a written statement from a qualified doctor to such effect.

            (ix) The Executive may terminate his employment under this Agreement by giving an Executive Nonrenewal Notice in accordance with Section 1(a) hereof.

            (x) The Executive may terminate his employment under this Agreement at any time other than pursuant to Sections 5(b)(vi), (vii), (viii) or
      (ix) hereof; PROVIDED, HOWEVER, that if the Executive desires to terminate his employment pursuant to this Section 5(b)(x) (an "EXECUTIVE VOLUNTARY TERMINATION"), he shall give the Company not less than ninety (90) days' prior written notice of such termination.

In the event that the Executive's employment hereunder terminates: (x) for any reason within one year of a Change in Control, then such termination shall be conclusively deemed to have been occurred pursuant to Section 5(b)(vii) hereof for all purposes of this Agreement; (y) for any reason after the Company has given a notice pursuant to Section 5(b)(iii) or (iv) hereof or the Executive has or could have given a notice pursuant to Section 5(b)(vi) hereof, then such termination shall be conclusively deemed to have occurred pursuant to such
Section 5(b)(iii), (iv) or (vi), as applicable, for all purposes of this Agreement

      (c) EFFECT OF TERMINATION.

            (i) Upon termination of the Executive's employment hereunder pursuant to Section 5(b) hereof, then, effective upon the date such termination is effective, he will be deemed automatically to have resigned from all positions as an officer and Director of the Company and of any of its Subsidiaries, except as the parties (or with respect to positions with a Subsidiary, the Executive and the Subsidiary) may otherwise agree.

            (ii) In the event that either the Company gives the Executive notice of a Company Voluntary Termination or the Executive gives the Company notice of an Executive Voluntary Termination, then for the purpose of effecting a transition during the ninety (90) day notice period of the management of the Company from the Executive to another person or persons, during such period the Company may reassign the Executive's duties hereunder to another person or other persons. Such reassignment shall not reduce the Company's obligations hereunder to make salary, bonus and other payments to the Executive and to provide other benefits to him during the remainder of his employment, including without limitation the use of his office and secretarial services during the remainder of his employment.

      (d) ACCRUED COMPENSATION. In the event of any termination of the Executive's employment under this Agreement for any reason, the Executive (or his estate) shall be paid such portion of his Base Salary and bonuses as he has accrued (including without limitation as provided below) by virtue of his employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid. Such amounts shall be paid within ten
(10) days of the date his employment hereunder terminates. The amount due to the Executive (or his estate) under this Section 5(d) in payment of any bonus, including without limitation the Specified Bonus and/or Annual Stock Option Grant, shall be a proportionate amount of the bonus or stock option grant (as applicable) that would next be payable or awardable to him and would otherwise have been due to the Executive if such termination had not occurred and such bonus or stock options (as applicable) had been fully earned, and which proportion shall be based on the number of elapsed days in the applicable bonus period prior to the termination date and in which the termination date occurs. If and to the extent the Executive has any accrued vacation days that he has not then taken as vacation, he shall be compensated for such unused vacation days in an amount equal to the number of such days MULTIPLIED BY Base Salary then in effect DIVIDED BY 255.

      (e) SEVERANCE COMPENSATION. In addition to all other amounts payable to the Executive hereunder:

            (i) In the event the Executive's employment hereunder is terminated pursuant to Section 5(b)(iii), (iv), (vi) or (vii) hereof, the Executive shall be entitled to severance compensation in an aggregate amount equal to five times the Final Average Compensation, payable in a lump sum on the date such termination occurs.

            (ii) In the event the Executive's employment hereunder is terminated pursuant to Section 5(b)(ii) or (viii) hereof, the Executive shall be entitled to severance compensation in an aggregate amount equal to three times the Final Average Compensation, reduced by the amount of any Company-paid disability insurance proceeds actually paid to the Executive or for his benefit during the three years immediately following such termination, payable in a lump sum on the date such termination occurs.

            (iii) In the event the Executive's employment hereunder is terminated to Section 5(b)(i), (v), (ix) or (x), the Executive shall not be entitled to any additional severance compensation pursuant to this
      Section 5(e).

      (f) EFFECT OF TERMINATION OR CHANGE IN CONTROL UPON EQUITY COMPENSATION.

            (i) In the event the Executive's employment hereunder is terminated pursuant to Section 5(b)(ii), (iii), (iv), (v), (vi), (vii) or (viii) hereof, then, effective upon the date such termination is effective, any restricted stock or unexpired options held by the Executive (or his assignee) entitling the Executive (or his assignee) to purchase securities of the Company shall, notwithstanding any contrary provision in the agreement or plan pursuant to which such restricted stock or options were granted, become fully vested and all such options shall become exercisable as of such date and shall remain exercisable during the respective terms of such options as set forth in the pertinent option agreement.

            (ii) In the event the Executive's employment hereunder is terminated pursuant to Section 5(b)(i), (ix) or (x) hereof, then, effective upon the date such termination is effective, any restricted stock or options not previously vested shall be forfeited, unless there shall be a contrary provision in the agreement or plan pursuant to which such restricted stock or options were granted.

            (iii) In the event of a Change in Control while the Executive is employed, and whether or not the Executive's employment hereunder is subsequently terminated, then, as of the date immediately prior to the date such Change in Control shall occur, any restricted stock or unexpired options held by the Executive (or his assignee) entitling the Executive (or his assignee) to purchase securities of the Company shall, notwithstanding any contrary provision in the agreement or plan pursuant to which such restricted stock or options were granted, become fully vested and all such options shall become exercisable as of such date and shall remain exercisable during the respective terms of such options as set forth in the pertinent option agreement.

      (g) CONTINUATION OF BENEFITS, ETC.

            (i) Subject to the provisions of Section 5(g)(ii) hereof, in the event the Executive's employment hereunder is terminated pursuant to
      Section 5(b)(ii), (iii), (iv), (vi), (vii) or (viii) hereof:

            (A) The Executive (or his family, as applicable) shall continue to be entitled to the benefits that the Executive was receiving or to which the Executive was entitled, as of the date immediately preceding the applicable termination date, pursuant to Section 4 hereof (except for the benefit described in Section 4(i) hereof) at the Company's expense for a period of time following the termination date ending on the first to occur of (I) the third anniversary of the date such employment terminated or (II) the date on which the Executive commences full-time employment by another employer, but only if and to the extent the Executive is eligible to receive through such other employer benefits which are at least equivalent on an aggregate basis to those benefits the Executive was receiving or to which the Executive was entitled under Section 4 hereof as of the date immediately preceding such date of termination. If, because of limitations required by third parties or imposed by law, the Executive cannot be provided such benefits through the Company's plans, then the Company will provide the Executive (or his family, as applicable) with substantially equivalent benefits, on an aggregate basis, at the Company's expense. For purposes of the determination of any benefits which require a particular period of employment by the Company and/or the attainment of a particular age while employed by the Company in order to be payable, the Executive shall be treated as having continued in the employment of the Company during such period of time as the Executive (or his family, as applicable) is entitled to receive benefits under this Section 5(g). At such time as the Company is no longer required to provide the Executive with life insurance, the Executive shall be entitled at the Executive's expense to obtain ownership of such life insurance, except and to the extent such transfer of ownership is not available from the provider of such insurance.

            (B) The Executive shall be entitled, at the Company's expense for a period of time following the termination date ending on the first to occur of (A) the third anniversary of the termination date or (B) the date on which a Executive commences full-time employment by another employer, to office space at such location as the Executive may from time to time specify and secretarial services, in each case substantially commensurate with the office space and secretarial services furnished by the Company to the Executive prior to the termination date, and to be furnished executive job search and employment services by an executive employment firm of national reputation selected by the Executive and approved by the Board, which approval shall not be unreasonably withheld or delayed.

            (ii) In the event the Executive's employment is terminated pursuant to Section 5(b)(vii) hereof or is terminated by the Company in anticipation of a Change in Control for any reason other than pursuant to
      Section 5(b)(i) hereof, the Company shall pay to the Executive, in lieu of providing the benefits contemplated by Section 5(g)(i) hereof, an amount in cash equal to the aggregate reasonable expenses that the Company would incur if it were to provide such benefits for a period of time following the termination date ending on the third anniversary of the termination date, which amount shall be paid in one lump sum within ten (10) days after the date of such termination.

            (iii) With respect to any termination of the Executive's employment pursuant to Section 5(b)(v) hereof, the Executive's family shall be entitled to receive continued participation in medical and dental insurance coverage until the death of the Executive's spouse; PROVIDED that (A) if the Executive's family is precluded from continuing its participation in any such coverage, they shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which they are to participate for the period specified above, (B) the economic equivalent of any benefit forgone shall be deemed to be the lowest cost that would be incurred by the Executive's family in obtaining such benefit themselves on an individual or family (as applicable) basis, and (C) payment of such after-tax economic equivalent shall be made quarterly in advance.

      (h) NEW EXECUTIVE OFFICE BUILDING.

            (i) The Company is in the process of moving its executive offices from East Brunswick, New Jersey to a building located in New Hope, Pennsylvania (together with the real property, fixtures and other assets associated therewith, the "NEW EXECUTIVE OFFICE BUILDING") in which the Company has leased office space pursuant to a lease (the "EXECUTIVE OFFICE Lease"). In connection with entering into the Executive Office Lease, the Company was granted by the landlord an option (the "BUILDING PURCHASE OPTION") to purchase, at a specified price, the New Executive Office Building.

            (ii) In the event the Executive's employment is terminated pursuant to Section 5(b)(vii) hereof or is terminated by the Company in anticipation of a Change in Control for any reason other than pursuant to
      Section 5(b)(i) hereof, the Board may, by notice (the "BUILDING RETENTION NOTICE") given to the Executive within one (1) month of the date that the Executive's employment is terminated, elect have the provisions of this
      Section 5(b)(ii) apply instead of the provisions of Section 5(b)(iii) hereof if, in good faith, it reasonably determines that the retention by the Company of the Executive Office Lease and the Building Purchase Option is desirable in connection with the continued conduct of its business from the New Executive Office Building, in which event the Company shall pay to the Executive an amount (the "BUILDING AMOUNT") equal to the sum of the Option Amount PLUS the Lease Amount. The term "OPTION AMOUNT" shall mean the fair market value of the Building Purchase Option to the holder thereof as at the time of such termination (but in no event less than $0), and the term "LEASE AMOUNT" shall mean the fair market value of the Executive Office Lease to the lessee thereunder as at the time of such termination (but in no event less than $0), in each case as determined by a real estate appraiser, selected by the Executive and the Board, having experience in the rentals of executive office buildings in the area in which the New Executive Office Building is located; PROVIDED, HOWEVER, that if the Executive and the Board shall have failed to agree on such appraiser within ten (10) business days after the Board has given such notice, the Executive shall appoint one such appraiser, the Board shall appoint one such appraiser, the two appraisers shall appoint a third such appraiser and such third appraiser shall make the determination of the Option Value and the Lease Value. No more than ten (10) business days after the date of such determination, the Company shall pay the Building Amount to the Executive. The Company shall pay all costs and expenses of each appraiser appointed pursuant to this Section 5(h)(ii).

            (iii) In the event the Executive's employment is terminated pursuant to Section 5(b)(vii) hereof or is terminated by the Company in anticipation of a Change in Control for any reason other than pursuant to
      Section 5(b)(i) hereof, and the Company shall not have given to the Executive the Building Retention Notice within one (1) month of the date that the Executive's employment is terminated, the Company shall, upon notice from the Executive given at any time after one (1) month but not more than three (3) months after the effective date of such termination, to the extent transferable, transfer and assign to the Executive as promptly as practicable all of the Company's right, title and interest in and to each of the Executive Office Lease and the Building Purchase Option. In the event that the Executive gives such notice and the Executive Office Lease cannot be so assigned, the Company shall, if permitted by the terms of the Executive Office Lease, sublease to the Executive the space subject to the Executive Office Lease on the same terms and conditions as the Executive Office Lease or, if such a sublease is not possible, enter into another arrangement, reasonably satisfactory to the Executive, that will give the Executive the exclusive use of such space. In the event that the Building Purchase Option cannot be so transferred and assigned, the Company shall grant to the Executive the right, exercisable by the Executive at any time when the Building Purchase Option is exercisable by the Company, to cause the Company to exercise the Building Purchase Option and immediately thereafter to transfer the New Executive Office Building to the Executive upon payment by the Executive to the Company of the exercise price paid by the Company to exercise the Building Purchase Option.

            (iv) The Company shall not amend, waive, terminate, assign, transfer or otherwise modify in any way its rights under the Building Purchase Option or the Executive Office Lease without the prior written consent of the Executive, such consent not to be unreasonably withheld, conditioned or delayed.

            (v) The Executive shall, after taking into account any taxes, be kept whole with respect to the matters described in this Section 5(h). Accordingly, to the extent the Executive incurs any taxes with respect to any such matters, the Company shall pay the Executive, in connection therewith, an amount which, after all taxes incurred by the Executive by reason of such payments pursuant to this Section 5(h)(v), and after taking into account any payments being made with respect to such matters or payments pursuant to Section 5(i) hereof, shall equal the amount of the taxes so incurred.

      (i) CERTAIN TAX CONSEQUENCES.

            (i) Whether or not the Executive becomes entitled to the payments and benefits described in this Section 5, if any of the payments or benefits received or to be received by the Executive in connection with a change in ownership or control of the Company (a "STATUTORY CHANGE IN CONTROL"), as defined in section 280G of the Code, or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Statutory Change in Control or any person affiliated with the Company or such person) (collectively, the "SEVERANCE BENEFITS") will be subject to any excise tax (the "EXCISE Tax") imposed under section 4999 of the Code, the Company shall pay to the Executive an additional amount equal to the Excise Tax, plus any amount necessary to "gross up" the Executive for additional taxes resulting from the payments to the Executive by the Company under this Section 5(i)(i) (the "EXCISE TAX PAYMENT").

            (ii) For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise
      Tax:

            (A) all of the Severance Benefits shall be treated as "parachute payments" within the meaning of Code section 280G(b)(2) if the aggregate present value (determined as provided in Code Section 280G(d)(4)) of such Severance Benefits equals or exceeds three times the Executive's "Base Amount" (within the meaning of Code
                Section 280G(b)(3)), and all "excess parachute payments" within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of Ropes & Gray or other tax counsel selected by Ropes & Gray and reasonably acceptable to the Executive or in the event Ropes & Gray is unable or unwilling to make such selection, by other tax counsel selected by the Company and reasonably acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A), or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code section 280G(b)(4)(B), in excess of the "Base Amount" as defined in Code section 280G(b)(3) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and

            (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by a certified public accountant selected by Ropes & Gray and reasonably acceptable to the Executive, or in the event that Ropes & Gray is unable or unwilling to make such selection, such selection shall be made by such other certified public accountant as is selected by the Company and is reasonably acceptable to the Executive, in accordance with the principles of Code section 280G(d)(3) and
                (4).

            (iii) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined (the "REDUCED EXCISE TAX"), the difference of the Excise Tax Payment and the Reduced Excise Tax, plus an additional amount representing the difference between (A) the amount paid by the Company to the Executive to "gross up" the Executive for taxes on payments made by the Company to the Executive in respect of the Excise Tax and (B) the amount which should have been paid to the Executive by the Company to "gross up" the Executive for taxes on payments made by the Company to the Executive in respect of the Reduced Excise Tax. In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which could not be determined at the time of the Excise Tax Payment), the Company shall make an additional Excise Tax payment in respect of such excess (plus any interest or penalties payable by the Executive with respect to such excess) at the time that the amount of such excess if finally determined, plus any additional taxes resulting from the payment to the Executive by the Company for such excess and the interest and penalties thereon. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.

            (iv) As used herein, any reference to "Ropes & Gray" shall include any successor firm thereto.

6. CONFIDENTIAL INFORMATION; NON-SOLICITATION; NON-COMPETITION.

      (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Employment Period and for a period of five years thereafter, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process or as may be reasonably determined by the Executive to the extent necessary to enforce his rights hereunder or otherwise against the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

      (b) The Executive shall not, at any time during the Employment Period and for a period of three years thereafter (i) engage or become economically interested as an owner (other than as an owner of less than 5% of the stock of a publicly owned company), stockholder, lender, provider (directly or indirectly, including, without limitation, by a gift of funds) of financing, partner, director, officer, employee, consultant or otherwise in any business that is competitive with any business conducted by the Company or any of its affiliated companies during the Employment Period or on the date of termination as applicable or (ii) recruit, solicit for employment, hire or engage any employee of the Company or any person who was an employee of the Company within two (2) years prior to the date of termination. The Executive acknowledges that these provisions (I) have been specifically bargained for by the Company and are supported by separate and specific consideration provided to him by the Company and (II) are necessary for the Company's protection and are not unreasonable, since he would be able to obtain employment with companies whose businesses are not competitive with those of the Company and its affiliated companies and would be able to recruit and hire personnel other than employees of the Company. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

      (c) The Executive and the Company agree that the covenants set forth in
Section 6(b) hereof are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Executive agrees that any breach of the covenants contained in this Section 6 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, withhold payment of any amounts due hereunder and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive.

7. ENFORCEABILITY. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

8. LEGAL EXPENSES. The Company shall pay the Executive's reasonable fees for legal and tax advice and other related expenses associated with the negotiation and completion of this Agreement. The Company shall also pay the Executive's reasonable fees for legal and other related expenses associated with any disputes arising hereunder or under the stock option agreements referred to herein if a court of competent jurisdiction shall render a final judgement in favor of the Executive on the issues in such dispute, from which there is no further right of appeal. If it shall be determined in such judicial adjudication that the Executive is successful on some of the issues in such dispute, but not all, then the Executive shall be entitled to receive a portion of such legal fees and other expenses as shall be appropriately prorated.

9. NOTICES. All notices which the Company is required or permitted to give to the Executive shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Executive at the address referred to above, or at such other place as the Executive may from time to time designate in writing, or by personal delivery, and to counsel for the Executive as may be requested in writing by the Executive from time to time. All notices which the Executive is required or permitted to give to the Company shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Company at the address set forth above, or at such other address as the Company may from time to time designate in writing, or by personal delivery, and to counsel for the Company as may be requested in writing by the Company. A notice will be deemed given upon the mailing thereof or delivery to an overnight courier for delivery the next business day, except for a notice of a change of address, which will not be effective until receipt.

10. WAIVERS. No waiver by either party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

11. HEADINGS; OTHER LANGUAGE. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, as the context may require, the singular includes the plural and the singular, the masculine gender includes both male and female reference, the word "or" is used in the inclusive sense and the words "including," "includes," and "included" shall not be limiting.

12. COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

13. AGREEMENT COMPLETE; AMENDMENTS. This Agreement, together with the stock option agreements pertaining to the stock options referred to herein, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including without limitation the 1999 Employment Agreement. Without limiting the generality of the immediately preceding sentence, the Executive and the Company agree that the Second Amended and Restated Employment Agreement dated as of August 23, 2001 between the parties hereto is hereby rescinded and replaced with this Agreement. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by both of the parties hereto; PROVIDED, HOWEVER, that the immediately foregoing provision shall not prohibit the termination of rights and obligations under this Agreement which termination is made in accordance with the terms of this Agreement.

14. BENEFIT AND BINDING NATURE/NONASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the respective parties hereto. This Agreement and the rights and obligations hereunder are personal to the Company and the Executive and are not assignable or transferable to any other person, firm or corporation without the consent of the other party, except as contemplated hereby; PROVIDED, HOWEVER, in the event of the merger or consolidation of the Company, whether or not the Company is the surviving or resulting corporation, the transfer of all or substantially all of the assets of the Company, or the voluntary or involuntary dissolution of the Company, then the surviving or resulting corporation or the transferee or transferees of the Company's assets shall be bound by this Agreement and the Company shall take all actions necessary to insure that such corporation, transferee or transferees are bound by the provisions of this Agreement; and PROVIDED, FURTHER, this Agreement shall inure to the benefit of the Executive's estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees. Notwithstanding the foregoing provisions of this Section 14, the Company shall not be required to take all actions necessary to insure that a transferee or transferees of the Company's assets are bound by the provisions of this Agreement and such transferee or transferees of the Company's shall not be bound by the obligations of the Company under this Agreement if the Company shall have (a) paid to the Executive or made provision satisfactory to the Executive for payment to him of all amounts which are or may become payable to him hereunder in accordance with the terms hereof and (b) made provision satisfactory to the Executive for the continuance of all benefits required to be provided to him in accordance with the terms hereof.

15. GOVERNING LAW. This Agreement will be governed and construed in accordance with the law of Pennsylvania applicable to agreements made and to be performed entirely within such state, without giving effect to the conflicts of laws principles thereof.

16. SUBSIDIARIES. As used herein, the term "Subsidiaries" shall mean all corporations a majority of the capital stock of which entitling the holder thereof to vote is owned by the Company or a Subsidiary.

17. INTERPRETATION. The Company and the Executive each acknowledge and agree that this Agreement has been reviewed and negotiated by such party and its or his counsel, who have contributed to its revision, and the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                          KEY ENERGY SERVICES, INC.



                                          By_________________________
                                          TITLE:



                                          ___________________________
                                          FRANCIS D. JOHN

                                   SCHEDULE A

                        _________________________________


                             COMPANY PAID COVERAGES

1.    Life Insurance
          $20,000,000 payable to beneficiaries designated by the Executive.

2.    Business Travel Accident Insurance
          Death and dismemberment benefits up to $10,000,000 with twenty-four hour business and pleasure travel coverage.

3.    Medical and Dental Coverage
          Comprehensive medical and dental coverage, including an annual physical, pursuant to which all medical and dental expenses incurred by the Executive, his spouse and his children will be reimbursed by Company-provided insurance, or in the absence of insurance coverage, directly by the Company.

4.    Director and Officer Liability Insurance
          Minimum coverage of at least $50 million.




                                                                           -B-1-